Exhibit 15(a)
LETTER FROM INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
July 29, 2008
Northrop Grumman Corporation
1840 Century Park East
Los Angeles, California 90067
     We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “Standards”), the unaudited interim financial information of Northrop Grumman Corporation and subsidiaries (the “Company”) for the three-month periods ended March 31, 2008 and 2007, and have issued our report dated April 24, 2008. The Company has not presented revised financial statements for the three-month periods ended March 31, 2008 and 2007 that reflect the reclassification of certain programs and assets from the Company’s Mission Systems reporting segment to its Space Technology reporting segment that became effective June 30, 2008. We have also reviewed, in accordance with the Standards, the unaudited interim financial information of the Company for the three- and six-month periods ended June 30, 2008 and 2007, and have issued our report dated July 29, 2008. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.
     We are aware that our reports referred to above, which were included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, are being incorporated by reference in this Registration Statement.
     We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/	Deloitte & Touche LLP
Los Angeles, California